UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)

                              R & G FINANCIAL CORP.
                                (Name of issuer)

                                  Common Stock
                         (Title of class of securities)

                                    749136107
                                 (CUSIP NUMBER)

                                February 15, 1998
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               (X) Rule 13d-1 (b)
                               ( ) Rule 13d-1 (c)
                               ( ) Rule 13d-1 (d)

JAMES A. CAPEZZUTO                                   WITH COPIES TO:
LEGAL OFFICER                                        DONALD P. MADDEN, ESQ.
MORGAN GRENFELL CAPITAL                              WHITE & CASE LLP
  MANAGEMENT INCORPORATED                            1155 AVENUE OF THE AMERICAS
885 THIRD AVENUE                                     NEW YORK, NY 10036
NEW YORK, NY 10022-4802                              212-819-8800
212-230-2670

                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)









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---------------------------------
      CUSIP No. 749136107                      13G
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Capital Management Incorporated
         IRS ID:  13-3315378
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                  N/A                                                    (b) ( )
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                              None
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                                     None
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                                    35,640
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                             None
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               35,640
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.7%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
              IA
-------- -----------------------------------------------------------------------

---------------------------------
      CUSIP No. 749136107                      13G
---------------------------------


ITEM 1(A).       NAME OF ISSUER:

                 R & G FINANCIAL CORP.

ITEM 1(B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 280 Jesus T. Pinero Avenue
                 Hato Rey,
                 San Juan, PR  00918

ITEM 2(A).       NAME OF PERSON FILING:

                 See Item 1 of the cover pages attached hereto.

ITEM 2(B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 885 Third Avenue, Suite 3200
                 New York, NY  10022-4802

ITEM 2(C).       CITIZENSHIP:

                 See Item 4 of the cover pages attached hereto.

ITEM 2(D).       TITLE OF CLASS OF SECURITIES:

                 Common Stock

ITEM 2(E).       CUSIP NUMBER:

                 749136107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                 (a)( ) Broker or dealer registered under section 15 of the Act;

                 (b)( ) Bank as defined in section 3(a)(6) of the Act;

                 (c)( ) Insurance Company as defined in  section 3(a)(19) of the
                        Act;

                 (d)( ) Investment  Company  registered  under  section 8 of the
                        Investment  Company  Act  of  1940;

                 (e)(X) An  investment  adviser in  accordance  with  Rule 13d-1
                        (b)(1)(ii)(E);

                 (f)( ) An   employee   benefit  plan,  or   endowment  fund  in
                        accordance  with  Rule 13d-1  (b)(1)(ii)(F);

                 (g)( ) A   parent   holding   company  or   control  person  in
                        accordance  with  Rule  13d-1  (b)(1)(ii)(G);

                 (h)( ) A savings association as defined in  section 3(b) of the
                        Federal Deposit Insurance Act;

                 (i)( ) A church plan that is excluded from the definition of an
                        investment   company  under   section  3(c)(14)  of  the
                        Investment  Company  Act  of  1940;

                 (j)( ) Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                 If this statement is filed pursuant to Rule 13d-1 (c), check this box. ( )

ITEM 4.          OWNERSHIP.

                 (A)    AMOUNT BENEFICIALLY OWNED:

                        See Item 9 of the cover pages attached hereto.

                 (B)    PERCENT OF CLASS:

                        See Item 11 of the cover pages attached hereto.

                 (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE, (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE, (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF, OR (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        See Items 5 through 8 of the cover pages attached hereto.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 The percentage ownership of the subject securities fell below 5% in April, 1997.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

ITEM 7.         IDENTIFICATION  AND  CLASSIFICATION   OF  THE  SUBSIDIARY  WHICH
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

ITEM 10.        CERTIFICATION.

                      By  signing  below  I  certify  that,  to  the  best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 1998



                                        MORGAN GRENFELL CAPITAL
                                          MANAGEMENT INCORPORATED



                                        By /s/ Mario R. Garel
                                          --------------------------------------
                                          Name:  Mario R. Garel
                                          Title:  Controller



                                        By /s/ Joan A. Binstock
                                          --------------------------------------
                                          Name:  Joan A. Binstock
                                          Title:  COO & Executive Vice President